Exhibit 1.01

THE GOODYEAR TIRE & RUBBER COMPANY

Conflict Minerals Report

For the Year Ended December 31, 2014

Introduction

The terms “Goodyear,” “Company” and “we,” “us” or “our” wherever used herein refer to The Goodyear Tire & Rubber Company together with all of its consolidated U.S. and foreign subsidiary companies, unless the context indicates to the contrary. Terms used herein that are defined in Item 1.01(d) of Form SD are used as defined therein.

For a brief description of our business and products and the necessary components of our products that contain conflict minerals, see the Form SD to which this Conflict Minerals Report is attached.

Description of Due Diligence Measures

We have designed our due diligence measures to conform, in all material respects, with the framework in the Organisation for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition 2013 (“OECD Guidance”) and the related Supplements on tin, tantalum, tungsten and gold.

This Conflict Minerals Report is available on our Internet website as an Exhibit to Form SD at http://investor.goodyear.com/sec.cfm. Please note, however, that information contained on our Internet website is not incorporated by reference into this Conflict Minerals Report or otherwise considered to be a part of this document.

Establishment of Strong Company Management Systems

To lead our initial compliance efforts with respect to conflict minerals and to develop a sustainable process for future compliance, a cross-functional team was created that includes associates from the following departments:

•	Global Procurement

•	Global Environmental, Health, Safety & Sustainability

•	Corporate Accounting and Reporting

•	Law

•	Corporate Compliance and Ethics

•	Internal Audit

The activities of this team are directed by an executive steering committee comprised of the leaders of the departments listed above. As the needs of this team continue to evolve, members will be added or removed to address specific needs in the compliance process. This team provides periodic updates to the executive steering committee, as well as the Audit Committee of the Board of Directors, regarding our ongoing compliance efforts.

In December 2012, Goodyear’s Supplier Code of Conduct was updated to include the following provision with respect to conflict minerals:

“Suppliers shall source minerals, derivatives of minerals, and other raw materials in a manner that respects human rights. Suppliers shall avoid directly or indirectly financing or benefiting armed groups in the Democratic Republic of Congo (DRC) and/or its adjoining countries. Suppliers are required, from time to time, to certify that all materials and products supplied to Goodyear either: i) do not contain tantalum, tin, tungsten or gold or ii) if they do contain those elements, Suppliers shall cooperate with Goodyear in determining the country of origin and the source (including the applicable smelter) and chain of custody of those elements.”

All suppliers of components that contain conflict minerals are required to agree to the Supplier Code of Conduct in order to do business with us, and we reserve the right to terminate our business relationship with any supplier found not to be in compliance with the Supplier Code of Conduct. The Supplier Code of Conduct is specifically incorporated into the terms and conditions of our North American purchase orders and is in the process of being incorporated into purchase orders globally.

In order to increase awareness of conflict minerals issues, we developed internal and external communications aimed at (1) sourcing raw materials and components in a manner that respects human rights, (2) identifying conflict minerals in our products, (3) collecting information with respect to the country of origin, source and chain of custody of conflict minerals, and (4) responding appropriately to inquiries from our customers.

Any associate, supplier or customer may choose to report a policy violation, including a violation of our Supplier Code of Conduct, or raise a question through the Goodyear Integrity Hotline, which is run by an independent service. Reports of policy violations may be made anonymously.

Identification and Assessment of Risks in the Supply Chain

We sent the EICC-GeSI Conflict Minerals Reporting Template (each a “Template” and collectively the “Templates”) to each of the suppliers that directly supply us with components that contain conflict minerals in order to collect product-level information on all of the smelters in their supply chain, as well as the country of origin, source and chain of custody of those conflict minerals. Once we received a completed Template from a supplier, we evaluated the Template for completeness and accuracy, and made further inquiries of our suppliers in order to clarify or improve the quality of their responses to us. Our objective was to identify each of the smelters that placed conflict minerals into our supply chain, which we believed would facilitate our ability to identify the source and chain of custody of the conflict minerals contained in our products.

In 2014, we became a member of the Conflict-Free Sourcing Initiative (“CFSI”), an industry initiative that audits smelters’ and refiners’ due diligence activities, in order to satisfy several of the recommendations outlined in the OECD Guidance. Through our membership in the CFSI, we reviewed information provided by the Conflict-Free Smelter Program of the CFSI to assist us in determining whether a smelter was sourcing conflict minerals in a socially responsible manner. If a smelter was included on the Compliant Smelter List maintained by the CFSI, we determined that we would rely on the results of that third party audit for purposes of (1) the risk assessment with respect to the conflict minerals supply chain and (2) the evaluation of whether the smelter has effective due diligence practices.

We also reviewed representations made by certain smelters, reviewed our suppliers’ and the smelters’ websites and conducted open-source internet searches for any further information on our suppliers and the smelters regarding the source and chain of custody of the conflict minerals they used, including information with respect to the mine or location of origin of the ore processed by the smelters.

Design and Implementation of a Strategy to Respond to Identified Risks

In 2014, we established a more formal process by which we will assist suppliers in complying with their conflict minerals reporting obligations to us and will decide whether to continue doing business with suppliers who are unwilling or unable to comply with the Supplier Code of Conduct, which requires suppliers to “source minerals, derivatives of minerals, and other raw materials in a manner that respects human rights” and to “avoid directly or indirectly financing or benefiting armed groups in the Democratic Republic of Congo (DRC) and/or its adjoining countries.” We reserve the right to terminate our business relationship with any supplier found not to be in compliance with the Supplier Code of Conduct. We are not currently aware of any supplier who has breached this provision of our Supplier Code of Conduct and, therefore, no corrective action has been required.

Independent Third-Party Audit of Smelter’s Due Diligence Practices

For calendar year 2014, we relied on independent third party audits of a smelter’s due diligence of its conflict minerals supply chain that were conducted by the CFSI. In the future we intend to rely on such audits that are conducted by the CFSI or other similar industry initiatives or by governments.

Annual Reporting on Supply Chain Due Diligence

To the extent required by Section 13(p) of the Securities Exchange Act of 1934 and Rule 13p-1 thereunder, we will annually provide a Conflict Minerals Report as an exhibit to Form SD that describes our due diligence practices with respect to conflict minerals that we know or have reason to believe may have originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”), including with respect to our management systems, risk assessment and risk management activities. We will also provide an independent private sector audit of our Conflict Minerals Report to the extent required by law.

Results of 2014 Due Diligence Inquiries

In 2014, we had a total of 14 direct suppliers of the necessary components of our products that contain conflict minerals. We received Templates that we deemed to be complete, or acceptable representation letters as to country of origin, from all of those suppliers.

As a result of our reasonable country of origin inquiry (“RCOI”) described in the Form SD, we identified the following smelters that supplied conflict minerals to our suppliers and that we had reason to believe may have sourced conflict minerals from the Covered Countries:

Smelter	Conflict Mineral	Location of Smelter
Malaysia Smelting Corporation	Tin	Butterworth, Penang, Malaysia
Thaisarco	Tin	Amphur Muang, Phuket, Thailand
Wolfram Bergbau und Hütten AG	Tungsten	St. Martin im Sulmtal, Austria

Each of the smelters identified above has in place policies or statements regarding conflict minerals that express their commitment to sourcing conflict minerals from the Covered Countries in a responsible and ethical manner. Each smelter is also included on the relevant Compliant Smelter List maintained by the CFSI.

However, we ultimately were unable to determine whether our products were “DRC conflict free” in 2014 due to (1) the difficulty inherent in obtaining complete and accurate information from entities that are far-removed from us in the supply chain, (2) our corresponding inability to determine definitively the country of origin of a portion of the conflict minerals that we used in our products, and (3) the immaturity of the currently available smelter certification processes.

All of the tires that we manufacture contain bead wire, which in turn contains tin (except for radial aircraft tires). An indeterminate portion of the tin that is incorporated into the bead wire we use is ultimately provided to us through a number of our suppliers by Malaysia Smelting Corporation and Thaisarco. Certain commercial replacement tires sold in Latin America and race tires contain RFID chips, which in turn contain tin, tungsten and gold. An indeterminate portion of the tin that is incorporated into the RFID chips we use is ultimately provided to us through our supplier by Thaisarco. An indeterminate portion of the tungsten that is incorporated into tungsten-studded winter replacement tires sold in Europe is ultimately provided to us through our supplier by Wolfram Bergbau und Hütten AG.

Appendix A to this Report sets forth the potential countries of origin of the necessary conflict minerals in our products that are supplied to us by the three smelters identified above. In order to determine the related mines or locations of origin of those conflict minerals, we relied upon the due diligence measures described above and found:

•	Malaysia Smelting Corporation stated on its public website that it sources between 15-20% of its tin from predominantly artisanal miners in Central Africa, the majority of which is from Rwanda and the southern Katanga Province of the Democratic Republic of the Congo.

•	Thaisarco stated on its public website that it began sourcing from mines in Rwanda in early 2014, following a number of years during which it did not source tin from Africa.

•	Wolfram Bergbau und Hütten AG stated on its public website that it sources its raw material from its mine in Mittersill, Austria, scrap and other mines around the world.

Based on the guidance provided by the staff of the Division of Corporation Finance in its “Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule” dated April 29, 2014, we have not provided an independent private sector audit of our 2014 Conflict Minerals Report.

Future Due Diligence Process Enhancements

During 2014, we saw a significant improvement in the quality and timeliness of the information that we received from our suppliers. As the requirements imposed upon U.S. public companies with respect to conflict minerals reporting become more widely understood by suppliers globally, we anticipate that we will experience further improvements in the quality and timeliness of our suppliers’ responses to us.

In addition, we have implemented, or are considering implementing, the following enhancements to our due diligence process:

1.	While all suppliers of components that contain conflict minerals have agreed to the Supplier Code of Conduct, we plan to continue to implement new purchase order terms and conditions globally that specifically incorporate our Supplier Code of Conduct.

2.	We plan to provide additional supplier communications through materials that we now have access to as a result of our membership in the CFSI.

Appendix A

Potential Countries of Origin

Angola	Germany	Portugal
Argentina	Guyana	Republic of Congo
Australia	Hungary	Russia
Austria	India	Rwanda
Belgium	Indonesia	Sierra Leone
Bolivia	Ireland	Singapore
Brazil	Israel	Slovakia
Burundi	Japan	South Africa
Canada	Kazakhstan	South Korea
Central African Republic	Kenya	South Sudan
Chile	Laos	Spain
China	Luxembourg	Suriname
Colombia	Madagascar	Switzerland
Côte D’Ivoire	Malaysia	Taiwan
Czech Republic	Mongolia	Tanzania
Democratic Republic of the Congo	Mozambique	Uganda
Djibouti	Myanmar	United Kingdom
Egypt	Namibia	United States of America
Estonia	Netherlands	Vietnam
Ethiopia	Nigeria	Zambia
France	Peru	Zimbabwe